Filed Pursuant to Rule 433

Registration No. 333-215427

March 7, 2017

PRICING TERM SHEET

Pacific Gas and Electric Company

3.30% Senior Notes due March 15, 2027

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3/BBB+/A

Principal Amount:	$400,000,000

Trade Date:	March 7, 2017

Settlement Date:	March 10, 2017 (T+3)

Maturity Date:	March 15, 2027

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2017

Coupon:	3.30%

Price to Public:	99.645%

Benchmark Treasury:	2.25% due February 15, 2027

Benchmark Treasury Yield:	2.512%

Spread to Benchmark Treasury:	+83 basis points

Yield to Maturity:	3.342%

Optional Redemption:	At any time prior to December 15, 2026 (the date that is three months prior to the maturity date), Pacific Gas and Electric Company may, at its option, redeem the 3.30% Senior Notes in whole or in part at a redemption price equal to the greater of:

● 100% of the principal amount of the 3.30% Senior Notes to be redeemed; or

● as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.30% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date), calculated as if the maturity date of such notes was December 15, 2026 (the date that is three months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after December 15, 2026, Pacific Gas and Electric Company may redeem the 3.30% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.30% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering:	$200,000,000 principal amount of 4.00% Senior Notes due December 1, 2046

CUSIP / ISIN:	694308 HS9/US694308HS91

Joint Book-Running Managers:	BNP Paribas Securities Corp. Goldman, Sachs & Co. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers	BNY Mellon Capital Markets, LLC TD Securities (USA) LLC Blaylock Beal Van, LLC MFR Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) BNP Paribas Securities Corp., toll free at 1-800-854-5674; (ii) Goldman, Sachs & Co., toll free at 1-866-471-2526; (iii) RBC Capital Markets, LLC, toll free at 1-866-375-6829; or (iv) Wells Fargo Securities, LLC, toll free at 1-800-645-3751.

Filed Pursuant to Rule 433

Registration No. 333-215427

March 7, 2017

PRICING TERM SHEET

Pacific Gas and Electric Company

4.00% Senior Notes due December 1, 2046

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3/BBB+/A

Principal Amount:	$200,000,000

Trade Date:	March 7, 2017

Settlement Date:	March 10, 2017 (T+3)

Maturity Date:	December 1, 2046

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2017

Coupon:	4.00%

Price to Public:	97.932%

Benchmark Treasury:	2.875% due November 15, 2046

Benchmark Treasury Yield:	3.121%

Spread to Benchmark Treasury:	+100 basis points

Yield to Maturity:	4.121%

Optional Redemption:	At any time prior to June 1, 2046 (the date that is six months prior to the maturity date), Pacific Gas and Electric Company may, at its option, redeem the 4.00% Senior Notes in whole or in part at a redemption price equal to the greater of:

● 100% of the principal amount of the 4.00% Senior Notes to be redeemed; or

● as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.00% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date), calculated as if the maturity date of such notes was June 1, 2046 (the date that is six months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after June 1, 2046, Pacific Gas and Electric Company may redeem the 4.00% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.00% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering	$400,000,000 principal amount of 3.30% Senior Notes due March 15, 2027

CUSIP / ISIN:	694308 HR1/US694308HR19

Joint Book-Running Managers:	BNP Paribas Securities Corp. Goldman, Sachs & Co. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers	BNY Mellon Capital Markets, LLC TD Securities (USA) LLC Blaylock Beal Van, LLC MFR Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) BNP Paribas Securities Corp., toll free at 1-800-854-5674; (ii) Goldman, Sachs & Co., toll free at 1-866-471-2526; (iii) RBC Capital Markets, LLC, toll free at 1-866-375-6829; or (iv) Wells Fargo Securities, LLC, toll free at 1-800-645-3751